Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement Nos. 333-01275 and 333-131926 on Form S-8 of our reports dated August 27, 2008, relating to the consolidated financial statements and financial statement schedule of Lancaster Colony Corporation, and the effectiveness of Lancaster Colony Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lancaster Colony Corporation for the year ended June 30, 2008.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP
Columbus, OH
August 27, 2008